Exhibit 99
Stem Announces Fourth Quarter and Full Year 2025 Results
Delivered Transformative 2025, Achieving First-Ever Full Year Positive Adjusted EBITDA
Software-Centric Strategy Drives Revenue Growth, Record Margins, and Significant Cost Reductions
Introducing 2026 Guidance, Targeting ~85% Adjusted EBITDA Growth and 10% ARR Expansion

Fourth Quarter and Full Year 2025 Financial and Operating Highlights
Financial Highlights - Full Year 2025
•Revenue of $156.3 million, up 8% from $144.6 million for FY24
•Software, services, and edge hardware revenue of $141.4 million, up 25% from $113.2 million for FY24
•GAAP gross profit of $60.0 million, up from $(11.1) million for FY24
•Non-GAAP gross profit of $72.3 million, up from $63.7 million for FY24
•GAAP gross margin of 38%, versus (8)% for FY24
•Non-GAAP gross margin of 46%, versus 35% for FY24
•Net income of $137.8 million versus net loss of $854.0 million for FY24
•Adjusted EBITDA of $6.7 million versus $(22.8) million for FY24
•Operating cash flow of $6.9 million versus $(36.7) million for FY24
Financial Highlights – Fourth Quarter 2025
•Revenue of $47.2 million, down 15% from $55.8 million in 4Q24
•Software, services, and edge hardware revenue of $46.5 million, up 62% from $28.8 million in 4Q24
•GAAP gross profit of $23.2 million, up from $(2.5) million in 4Q24
•Non-GAAP gross profit of $20.9 million, up from $20.2 million in 4Q24
•GAAP gross margin of 49%, up from (4)% in 4Q24
•Non-GAAP gross margin of 45%, up from 36% in 4Q24
•Net loss of $16.0 million versus net loss of $51.1 million in 4Q24
•Adjusted EBITDA of $5.5 million versus $4.2 million in 4Q24
•Operating cash flow of $8.2 million versus $(14.7) million in 4Q24
•Ended 4Q25 with $48.9 million in cash and cash equivalents versus $43.1 million in 3Q25
Operating Highlights – Fourth Quarter 2025 and Full Year 2025
•Bookings of $32.7 million in 4Q25, down 13% from $37.6 million in 4Q24
•Bookings of $131.8 million in FY25, up 14% from $115.9 million in FY24
•Contracted backlog of $21.3 million at end of 4Q25, up 2% from $20.9 million at end of 4Q24
~~•~~Contracted Annual Recurring Revenue (“CARR”) of $67.2 million, down 4% from $70.1 million at the end of 3Q25 and up 4% from $64.5 million at the end of 4Q24
•Annual recurring revenue (“ARR”) of $61.1 million, up 1% from $60.2 million at the end of 3Q25 and up 16% from $52.8 million at the end of 4Q24
•Solar operating AUM of 36.1 gigawatts (“GW”), up 6% from 33.9 GW at the end of 3Q25 and 21% from 29.9 GW at the end of 4Q24
•Storage operating assets under management (“AUM”) of 1.7 gigawatt hours (“GWh”), down slightly from 1.8 GWh at the end of 3Q25 and 1.8 GWh the end of 4Q24

HOUSTON – March 4, 2026 – Stem, Inc. (“Stem,” “we,” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-enabled clean energy software and services, today announced its financial results for the three and twelve months ended December 31, 2025.

“2025 was a transformative year that fundamentally reshaped Stem into a software-centric, operationally disciplined organization,” stated Arun Narayanan, Chief Executive Officer of Stem. “We delivered on every commitment we made, successfully launched two innovative products, PowerTrack™ EMS and PowerTrack Sage, and established the operational foundation to support sustainable growth. Most importantly, we’ve positioned Stem to capitalize on what we view as the massive clean energy opportunity ahead. In 2026, we are focused on continuing to strengthen our core business while developing new products and offerings, driving operational leverage, and building the foundation for accelerated growth in 2027 and beyond.”

“In 2025 we met guidance across all metrics. Our revenue growth, operational discipline, and dedication to cost management drove adjusted EBITDA and operating cash flow above the top end of our guidance ranges and enabled us to achieve our first positive annual performance for these critical metrics in company history,” stated Brian Musfeldt, Chief Financial Officer of Stem. “Looking ahead, I am encouraged to report that the 2026 guidance introduced today is expected to result in approximately 85% growth in adjusted EBITDA and 10% growth in ARR, demonstrating the operating leverage of our transformed, software-centric business model.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Key Financial Results (1)
Revenue	$47.2	$55.8	$156.3	$144.6
GAAP Gross Profit (Loss)	$23.2	$(2.5)	$60.0	$(11.1)
GAAP Gross Margin (%)	49%	(4)%	38%	(8)%
Non-GAAP Gross Profit*	$20.9	$20.2	$72.3	$63.7
Non-GAAP Gross Margin (%)*	45%	36%	46%	35%
Net (Loss) Income	$(16.0)	$(51.1)	$137.8	$(854.0)
Adjusted EBITDA*	$5.5	$4.2	$6.7	$(22.8)

Key Operating Metrics
Bookings(2)	$32.7	$37.6	$131.8	$115.9
Contracted Backlog(3)**	$21.3	$20.9	$21.3	$20.9
CARR(4)**	$67.2	$64.5	$67.2	$64.5
ARR(5)**	$61.1	$52.8	$61.1	$52.8
Solar Operating AUM (in GW)(6)**	36.1	29.9	36.1	29.9
Storage Operating AUM (in GWh)(7)**	1.7	1.8	1.7	1.8
(1) As previously disclosed, revenue, gross profit (loss), and net income (loss) were negatively impacted by a $38.7 million net reduction in revenue during the year ended December 31, 2024, and by excess supplier costs, as discussed below.
(2) Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines “Bookings” as the total value of executed purchase orders. Previously, this metric included all relevant executed contracts, regardless of whether or not a related purchase order had been executed.
(3) Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines “Contracted Backlog” as the total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as of a specific date. Previously, this metric included the total contract value of hardware, software and services contracts recognized ratably over the contract period, regardless of whether or not a related purchase order had been executed.
(4) Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines “CARR” as the annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts. Previously, this metric included the annualized value from all executed Stem customer subscription contracts, regardless of whether or not a related purchase order had been executed.
(5) Represents annualized recurring revenue from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.
(6) Total GW of solar systems in operation.
(7) Represents total GWh of energy storage systems in operation. Contracted storage AUM from prior periods has been replaced with this metric.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin for the 12 months ended December 31, 2024 have been adjusted to exclude the impact of the previously disclosed reductions in revenue and excess supplier costs, as discussed below. Adjusted EBITDA for the 12 months ended December 31, 2024 has been adjusted to exclude the impact of impairment of accounts receivable related to contracts that provided parent company guarantees, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
**At period end.

Fourth Quarter and Full Year 2025 Financial and Operating Results
Financial Results
Fourth quarter 2025 revenue decreased 15% to $47.2 million, versus $55.8 million in the fourth quarter of 2024, as expected, due to significantly reduced battery hardware sales, attributable in part to the Company’s software-focused strategy introduced in 2024.
Full year 2025 revenue increased 8% to $156.3 million versus $144.6 million in full year 2024. Reported full year 2024 revenue reflects a $38.7 million reduction due to updated valuations in 2024 of certain contract guarantees for hardware revenue originally recorded in 2022 and 2023. Core revenue from software, services, and edge hardware was $141.4 million for full year 2025, up 25% from $113.2 million for the full year 2024.
Fourth quarter 2025 GAAP gross profit (loss) was $23.2 million, or 49%, versus $(2.5) million, or (4)%, in the fourth quarter of 2024. Full year 2025 GAAP gross profit (loss) was $60.0 million, or 38%, versus $(11.1) million, or (8)% for the full year 2024. The year-over-year increase in the fourth quarter and full year 2025 GAAP gross profit was due to increased higher-margin software, services, and edge hardware sales and significantly decreased lower-margin battery hardware sales.
Fourth quarter 2025 non-GAAP gross profit was $20.9 million, or 45%, versus $20.2 million, or 36%, in the fourth quarter of 2024. Full year 2025 non-GAAP gross profit was $72.3 million, or 46% versus full year 2024 non-GAAP gross profit of $63.7 million, or 35%. The increase in non-GAAP gross profit for the fourth quarter and full year 2025 was primarily due to increased higher-margin software, services, and edge hardware sales and decreased lower-margin battery hardware sales.
Fourth quarter 2025 net loss was $16.0 million versus fourth quarter 2024 net loss of $51.1 million. Full year 2025 net income was $137.8 million versus full year 2024 net loss of $854.0 million. The year-over-year change in net loss for the fourth quarter and full year of 2025 was primarily driven by a $220.0 million gain on extinguishment of debt in the second quarter of 2025, $104.1 million of bad debt expense associated with impairment of receivables related to customer contracts that provided a parent company guarantee in the third quarter of 2024, and a one-time, $547.2 million impairment of goodwill reported during the second quarter of 2024.
Fourth quarter 2025 adjusted EBITDA was $5.5 million, compared to $4.2 million in the fourth quarter of 2024. Full year 2025 adjusted EBITDA was $6.7 million compared to $(22.8) million in full year 2024. The year-over-year improvement in adjusted EBITDA for the fourth quarter and full year 2025 was primarily driven by improved margins and significantly lower operating expenses resulting from ongoing cost reduction and profitability improvement initiatives.

The Company ended the fourth quarter of 2025 with $48.9 million in cash and cash equivalents, as compared to $43.1 million in cash and cash equivalents at the end of the third quarter 2025.

Operating Results
Bookings were $32.7 million in the fourth quarter of 2025, compared to $37.6 million in the fourth quarter of 2024. The year-over-year decrease was primarily due to fewer battery hardware bookings, as a result of the strategic de-emphasis of battery hardware resales. Software, services, and edge hardware bookings increased 6% year-over-year. Full year 2025 bookings of $131.8 million increased 14% versus full year 2024 bookings of $115.9 million driven by increased software, services, and edge hardware bookings.
Contracted backlog was $21.3 million at the end of the fourth quarter of 2025, down 4% compared to $22.2 million as of the end of the third quarter of 2025 due to reduced battery hardware backlog, and up 2% versus $20.9 million as of the end of the fourth quarter of 2024.
CARR was $67.2 million at the end of the fourth quarter of 2025 versus $70.1 million as of the end of the third quarter of 2025. CARR decreased sequentially due to lower managed services bookings and the cancellation of a managed services customer engagement representing approximately $3 million in CARR but was supported by increased PowerTrack software bookings.
Fourth quarter 2025 ARR increased 1% sequentially to $61.1 million at the end of the quarter from $60.2 million at the end of the third quarter of 2025. ARR sequentially increased due to a 5% increase in PowerTrack ARR to $40.7 million but was offset by the cancellation of a managed services customer contract representing $1 million in ARR.

Solar operating AUM increased 6% sequentially to 36.1 GW for the fourth quarter. Storage operating AUM decreased 6% sequentially to 1.7 GWh for the quarter due to the cancellation of a managed services customer contract representing 0.1 GWh in AUM.
The following table provides a summary of contracted backlog at the end of the fourth quarter of 2025, and includes only hardware and non-recurring services contracts, compared to contracted backlog at the end of the third quarter of 2025 ($ millions):

End of 3Q25	$22.2
Add: Bookings	19.0
Less: Hardware revenue	(16.5)
Project and professional services revenue	(2.5)
Amendments/cancellations	(0.9)
End of 4Q25	$21.3

Recent Highlights

On March 4, 2026, the Company announced that its PowerTrack™ Energy Management System (“EMS”) has been selected to support Everyray GmbH’s 90 MWh utility-scale battery energy storage system (“BESS”) in Kölsa, Germany, and a 10 MWh BESS in Elsterwerda, Germany. Together, the projects further expand Stem’s presence in the German market and reinforce PowerTrack’s role as the control system for sophisticated, utility-scale storage deployments across Europe. Commercial operations are expected to commence in summer 2026.

On December 9, 2025, the Company announced its partnership with a leading clean energy asset owner focused on distributed solar and storage projects to operate and optimize a portfolio of battery energy storage systems (BESS) serving a local water utility company in Southern California. The four-site portfolio, including one hybrid solar and storage system, supports the Southern California water treatment facilities by delivering cost savings, operational resilience, and participation in California’s Demand Response programs. Together with the asset owner, Stem is helping to ensure the continued success of these projects following the transition from a previous service provider, while enhancing performance, reliability, and revenue opportunities.

On December 3, 2025, the Company’s Board of Directors increased the size of the Board from seven to eight directors, and appointed Arun Narayanan, Stem’s Chief Executive Officer, to serve as a Class I Director, effective December 1, 2025.

Outlook
The Company is introducing full year 2026 guidance ranges as follows ($ millions, unless otherwise noted):

Revenue	$140 - $190
Software, edge hardware, & services	$130 - $150
Battery hardware resale	Up to $40

Non-GAAP Gross Margin (%)*	40% - 50%

Adjusted EBITDA*	$10 - $15

Operating Cash Flow	$0 - $10

Year-end ARR**	$65 - $70

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.
** See below for definitions.

Some Factors Affecting our Business and Operations
The Company is subject to risk and exposure from the evolving macroeconomic, regulatory, geopolitical and business environment, including uncertainty regarding the effects of the One Big Beautiful Bill (OBBB) on our business and that of our suppliers and customers, the effects of increased import tariffs and retaliatory trade policies, global inflationary pressures and interest rates, potential economic slowdowns or recessions, government shutdowns, and geopolitical pressures, including the wars in Ukraine and the Middle East, as well as tensions between China and the United States, and uncertainty around other current and future trade policies and other regulations. We regularly monitor and attempt to mitigate the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss attributable to Stem before depreciation and amortization, including amortization of internally developed software, interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain on the extinguishment of debt, reduction in revenue, excess supplier costs, change in fair value of derivative liability, change in fair value of warrant liability, impairment of goodwill, contract termination payment, restructuring costs, (expected recovery of) impairment of accounts receivable related to customer contracts that provided parent company guarantees, impairment of inventory and other deferred costs, impairment of deferred costs with suppliers, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies exclude when calculating adjusted EBITDA.
We define non-GAAP gross profit (loss) as gross profit (loss) excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs, and reduction in revenue. Non-GAAP gross margin is defined as non-GAAP gross profit (loss) as a percentage of revenue.
In the year ended December 31, 2024, we incurred costs of $1.0 million above initially agreed prices on the acquisition of certain hardware systems from one of our suppliers, which resulted from production delays by such supplier. Because we had not previously incurred costs above initially agreed upon prices with a hardware supplier, we excluded this item from adjusted EBITDA and non-GAAP Gross Profit to better facilitate comparisons of our underlying operating performance across periods.
As previously disclosed, the Company entered into certain contractual guarantees in 2022 and 2023 pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provided that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounted for specified contractual guarantees as variable consideration. As previously disclosed, the Company recorded a net revenue reduction of $38.7 million in hardware revenue during 2024, due to market conditions and revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Such reductions in revenue were related to deliveries that occurred prior to 2023. Additionally, the Company recorded a $104.1 million bad debt expense during the year ended December 31, 2024, as a result of an impairment of accounts receivable related to customer contracts that provided a parent company guarantee. The Company has not issued such guarantees since June 2023, does not intend to issue any new guarantees in the future, and does not expect further negative impact on its financial statements as a result of such guarantees.
See also the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Wednesday, March 4, 2026 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call until April 4, 2026, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 13751335. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
About Stem
Stem (NYSE: STEM) is a global leader reimagining technology to support the energy transition. We turn complexity into clarity and potential into performance.
Stem helps asset owners, operators, and energy stakeholders unlock the full value of their portfolios by enabling the intelligent development, deployment, and operation of clean energy assets. Stem’s integrated software suite, PowerTrackTM, is the industry-standard and best-in-class platform for asset monitoring and optimization and is backed by expert professional and managed services, all delivered under one roof. Designed to address complex energy challenges seamlessly, our technology transforms raw data into clear, actionable insights, providing the visibility and intelligence needed to drive performance. With projects across 55 countries, customers have trusted Stem for nearly 20 years to maximize the value of their clean energy investments.
Driven by human and artificial intelligence, Stem is unlocking energy intelligence. Learn more at stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and operating performance, guidance, outlook, targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy and expectations around our software and services-centric business; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage manufacturing or delivery delays; our ability to manage our supply chain and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the impact of the One Big Beautiful Bill Act (“OBBB”) on our business and that of our customers; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the wars in Ukraine and the Middle East; and our outlook and future results of operations, including revenue, adjusted EBITDA and the other metrics. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; including from our cost reduction, workforce reduction and restructuring efforts; our inability to successfully execute on our new software-centric strategy; the effects of the OBBB on our business and that of our customers; our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, government shutdowns, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the wars in Ukraine and the Middle East; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; risks relating to the development and performance of our software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, our actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to the Company, investors, or other stakeholders, or required to be disclosed in our filings under U.S. securities laws or any other laws or requirements applicable to the Company. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements in this earnings press release are made as of the date of this release, and the Company disclaims any intention or obligation to update publicly or revise such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Erin Reed, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Tatjana Legans, Stem
press@stem.com
Source: Stem, Inc.

STEM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$48,915	$56,299
Accounts receivable, net of allowances of $3,893 and $9,499 as of December 31, 2025 and December 31, 2024, respectively	38,353	59,316
Inventory	4,587	10,920
Other current assets	8,236	10,082
Total current assets	100,091	136,617
Energy storage systems, net	43,925	58,820
Contract origination costs, net	7,466	9,681
Intangible assets, net	123,028	143,912
Operating lease right-of-use assets	9,571	12,574
Other noncurrent assets	24,806	75,755
Total assets	$308,887	$437,359
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,310	$30,147
Accrued liabilities	26,875	25,770
Accrued payroll	9,131	6,678
Financing obligation, current portion	13,792	16,521
Deferred revenue, current portion	43,625	43,255
Other current liabilities	6,832	6,429
Total current liabilities	110,565	128,800
Deferred revenue, noncurrent	85,251	85,900
Asset retirement obligation	4,349	4,203
Convertible notes, noncurrent	183,594	525,922
Senior secured notes, noncurrent	128,796	—
Financing obligation, noncurrent	29,590	41,627
Warrant liabilities	5,121	—
Lease liabilities, noncurrent	9,860	13,336
Other liabilities	820	35,404
Total liabilities	557,946	835,192
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively; zero shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value; 250,000,000 and 500,000,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively; 8,489,540 and 8,139,884 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	1	16
Additional paid-in capital	1,239,263	1,228,042
Accumulated other comprehensive income	41	76
Accumulated deficit	(1,488,747)	(1,626,508)
Total Stem's stockholders’ deficit	(249,442)	(398,374)
Non-controlling interests	383	541
Total stockholders’ deficit	(249,059)	(397,833)
Total liabilities and stockholders’ deficit	$308,887	$437,359

STEM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2025	2024	2023
Revenue
Services and other revenue	$87,696	$67,810	$62,548
Hardware revenue	68,570	76,774	398,967
Total revenue	156,266	144,584	461,515
Cost of revenue
Cost of services and other	52,662	52,394	50,298
Cost of hardware	43,648	103,248	407,552
Total cost of revenue	96,310	155,642	457,850
Gross profit (loss)	59,956	(11,058)	3,665
Operating expenses
Sales and marketing	28,717	37,759	51,556
Research and development	35,295	51,282	56,508
General and administrative	51,632	88,071	74,915
Impairment of parent company guarantees	—	104,134	—
Impairment of goodwill	—	547,152	—
Total operating expenses	115,644	828,398	182,979
Loss from operations	(55,688)	(839,456)	(179,314)
Other income (expense), net
Interest expense	(23,933)	(18,293)	(14,977)
Gain on extinguishment of debt	220,047	—	59,121
Change in fair value of derivative liability	—	1,477	(7,731)
Change in fair value of warrant liability	(3,222)	—	—
Other income, net	1,093	2,590	2,921
Total other income (expense), net	193,985	(14,226)	39,334
Income (loss) before provision for income taxes	138,297	(853,682)	(139,980)
Provision for income taxes	(536)	(332)	(433)
Net income (loss)	$137,761	$(854,014)	$(140,413)

Net income (loss) per share attributable to common shareholders, basic	$16.52	$(105.80)	$(18.05)
Net loss per share attributable to common shareholders, diluted	$(9.18)	$(105.80)	$(18.05)

Numerator used to compute net income (loss) per share:
Net income (loss) attributable to common stockholders, basic	$137,761	$(854,014)	$(140,413)
Net loss attributable to Stem common stockholders, diluted	$(77,975)	$(854,014)	$(140,413)

Weighted-average shares used in computing net income (loss) per share to common shareholders, basic	8,338,759	8,072,127	7,779,198
Weighted-average shares used in computing net loss per share to common shareholders, diluted	8,489,879	8,072,127	7,779,198

STEM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2025	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$137,761	$(854,014)	$(140,413)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	44,947	44,988	46,275
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,540	2,087	2,602
Stock-based compensation	10,216	18,471	45,109
Change in fair value of derivative liability	—	(1,477)	7,731
Change in fair value of warrant liability	3,222	—	—
Non-cash lease expense	2,652	3,023	2,928
Accretion of asset retirement obligations	237	236	234
Impairment of inventory	—	14,673	—
Impairment of deferred costs with suppliers	—	13,409	—
Impairment of energy storage systems	2,020	836	4,683
Loss on disposal of property and equipment	842	—	—
Impairment of project assets	1,654	887	176
Impairment of right-of-use assets	1,357	2,096	—
Impairment of parent company guarantees	—	104,134	—
Impairment of goodwill	—	547,152	—
Impairment of deferred services	—	3,386	—
Impairment of other assets	25,088	—	—
Write-off of accrued expenses and other liabilities	(38,318)	—	—
Net accretion of discount on investments	—	(29)	(1,755)
Income tax benefit from release of valuation allowance	—	—	(335)
Provision for credit losses on accounts receivable	3,046	3,978	1,447
Net loss on investments	—	—	1,561
Gain on extinguishment of debt	(220,047)	—	(59,121)
Other	276	(251)	(949)
Changes in operating assets and liabilities:
Accounts receivable	17,729	133,057	(80,887)
Inventory	6,333	2,766	(18,291)
Deferred costs with suppliers	522	6,523	30,322
Other assets	9,393	6,537	(18,036)
Contract origination costs, net	(1,490)	(2,129)	(5,924)
Project assets	14,762	(8,877)	(5,392)
Accounts payable	(19,850)	(48,146)	(5,241)
Accrued expense and other liabilities	7,447	(20,293)	(15,762)
Deferred revenue	(280)	(6,878)	4,573
Operating lease liabilities, net	(4,198)	(2,795)	(2,912)
Net cash provided by (used in) operating activities	6,861	(36,650)	(207,377)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	—	(1,847)
Purchase of available-for-sale investments	—	—	(60,002)
Proceeds from maturities of available-for-sale investments	—	8,250	141,810
Proceeds from sales of available-for-sale investments	—	—	73,917
Purchase of energy storage systems	—	(275)	(2,634)
Capital expenditures on internally-developed software	(6,602)	(11,275)	(14,097)
Distribution from equity method investment	—	—	85
Purchase of property and equipment	—	(217)	(1,505)
Net cash (used in) provided by investing activities	(6,602)	(3,517)	135,727
FINANCING ACTIVITIES
Proceeds from exercise of stock options	—	—	276

Repayment of financing obligations	(12,159)	(8,494)	(12,686)
Proceeds from issuance of convertible notes, net of issuance costs of $0, $0 and $7,601 for the years ended December 31, 2025, 2024 and 2023, respectively	—	—	232,399
Repayment of convertible notes	—	—	(99,754)
Proceeds from issuance of senior secured notes, net of issuance costs of $5,246, $0 and $0 for the years ended December 31, 2025, 2024 and 2023, respectively	4,754	—	—
Purchase of capped call options	—	—	(27,840)
(Redemption of) investment from non-controlling interests	(158)	56	(56)
Repayment of notes payable	—	—	(2,101)
Net cash (used in) provided by financing activities	(7,563)	(8,438)	90,238
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(80)	215	(16)
Net (decrease) increase in cash, cash equivalents and restricted cash	(7,384)	(48,389)	18,572
Cash, cash equivalents and restricted cash, beginning of year	58,085	106,475	87,903
Cash, cash equivalents and restricted cash, end of period	$50,701	$58,085	$106,475

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$48,915	$56,299	$105,375
Restricted cash included in other noncurrent assets	1,786	1,786	1,100
Total cash, cash equivalents, and restricted cash	$50,701	$58,085	$106,475

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The following table provides a reconciliation of adjusted EBITDA to net income (loss):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net income (loss)	$(15,979)	$(51,137)	$137,761	$(854,014)
Adjusted to exclude the following:
Depreciation and amortization (1)	12,978	12,486	48,621	48,807
Interest expense	8,301	4,443	23,933	18,293
Gain on extinguishment of debt	—	—	(220,047)	—
Stock-based compensation	2,287	(3,245)	10,216	18,471
Revenue reduction, net (2)	—	—	—	38,653
Other revenue adjustments (3)	(453)	—	(453)	—
Excess supplier costs (4)	—	—	—	1,012
Change in fair value of derivative liability	—	—	—	(1,477)
Change in fair value of warrant liability	(968)	—	3,222	—
Impairment of goodwill	—	—	—	547,152
Contract termination payment (5)	—	—	—	10,000
(Recovery of) impairment and accounts receivable write-off (6)	—	—	(3,500)	104,134
(Recovery) impairment of inventory and other deferred costs (7)	(13,220)	18,059	(13,220)	18,059
Impairment of deferred costs with suppliers (8)	—	13,409	—	13,409
Impairment of DevCo project assets (9)	6,390	—	6,390	—
(Benefit from) provision for income taxes	144	(12)	536	332
Other expenses (10)	5,991	10,203	13,249	14,328
Adjusted EBITDA	$5,471	$4,206	$6,708	$(22,841)
Adjusted EBITDA, as used in the Company's full year 2026 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2026 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue reduction under “Definitions of Non-GAAP Financial Measures” above.
(3) Other revenue adjustments refer to terminations and modifications of significant contracts with customers prior to their scheduled termination dates.
(4) Refer to the discussion of excess supplier costs under “Definitions of Non-GAAP Financial Measures” above.
(5) Contract termination payments and hardware deposit forfeitures with certain suppliers.
(6) Refer to the discussion of write-offs relating to parent company guarantee related arrangements in “— Impairment and Accounts Receivable Write-Off” in the notes to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2025.
(7) Impairment of inventory and other deferred costs represents charges to cost of goods to reduce the value of certain inventory items and deferred assets to their net realizable value.
(8) Deposit forfeitures with certain hardware suppliers.
(9) Impairment of DevCo project assets represent the excess of cost of goods over the sales transaction price for certain DevCo projects sold during the period.

(10) Adjusted EBITDA for the quarter and year ended December 31, 2025 reflects other expenses of $6.0 million and $13.2 million, respectively. For the quarter ended December 31, 2025, other expenses includes $0.1 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities, and an accounts receivable write-off of $5.9 million. For the year ended December 31, 2025, other expenses includes $6.1 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities, an accounts receivable write-off of $5.9 million, $0.9 million for one-time costs associated with a loss on disposal and abandonment of property, plant and equipment, and $0.3 million of other non-recurring expenses. Adjusted EBITDA for the quarter and year ended December 31, 2024 reflects other expenses of $10.2 million and $14.3 million, respectively. For the quarter ended December 31, 2024, other expenses includes an accounts receivable write-off of $7.3 million, $2.6 million for expenses related to restructuring costs, and $0.3 million in connection with separation agreements for certain of the Company’s former executive officers. For the year ended December 31, 2024, other expenses includes an accounts receivable write-off of $7.3 million, $3.7 million for expenses related to restructuring costs, $1.2 million for advisory services relating to strategy, $1.5 million in connection with separation agreements for certain of the Company’s former executive officers, and $0.6 million of other non-recurring expenses. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions, except for percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$47.2	$55.8	$156.3	$144.6
Cost of revenue	(24.0)	(58.3)	(96.3)	(155.7)
GAAP gross (loss) profit ($)	$23.2	$(2.5)	$60.0	$(11.1)
GAAP gross margin (%)	49%	(4)%	38%	(8)%

Non-GAAP gross profit
GAAP Revenue	$47.2	$55.8	$156.3	$144.6
Add: Revenue reduction, net (1)	—	—	—	38.7
Less: Other revenue adjustments (2)	(0.5)	—	(0.5)	—
Subtotal	46.7	55.8	155.8	183.3
Less: Cost of revenue	(24.0)	(58.3)	(96.3)	(155.7)
Add: Amortization of capitalized software & developed technology	4.4	4.2	17.6	16.2
Add: Impairments and other write-offs	(6.2)	18.5	(4.8)	18.9
Add: Excess supplier costs (3)	—	—	—	1.0
Non-GAAP gross profit ($)	$20.9	$20.2	$72.3	$63.7
Non-GAAP gross margin (%)	45%	36%	46%	35%
Non-GAAP gross margin as used in the Company's full year 2026 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2026 GAAP financial results.
(1) Refer to the discussion of reduction in revenue under “Definitions of Non-GAAP Financial Measures” above.
(2) Other revenue adjustments refer to terminations and modifications of significant contracts with customers prior to their scheduled termination dates.
(3) Refer to the discussion of excess supplier costs under “Definitions of Non-GAAP Financial Measures” above.

Key Definitions:

Item	Definition
ARR	Annualized value from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.
Bookings	Total value of executed customer purchase orders, as of the end of the relevant period (e.g. quarterly bookings or annual bookings). Customer purchase orders are typically executed three to six months ahead of hardware installation. The booking amount includes (1) hardware revenue, which is typically recognized at delivery of the energy storage hardware system and/or edge device to the customer, and (2) services revenue, which represents total nominal software and services contract value recognized ratably over the contract period.
Battery Hardware Resale Revenue	Sales of energy storage systems.
CARR	Annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating, and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts.
Contracted Backlog
Total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as reflected on a specific date. Backlog increases as new purchase orders are executed (bookings) and decreases as hardware is delivered and recognized as revenue and as services are provided.

Edge Hardware	Sales of edge device hardware to aid in the collection of site data and the real-time operation and control of a site.
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities.
Project and Professional Services Revenue	Full lifecycle energy services including development and engineering, procurement and integration, performance and operations support, and revenue tied to Development Company investments.
Solar Operating AUM	Total GW of solar systems in operation.
PowerTrack Software Revenue	Recurring SaaS revenue from PowerTrack software.
Storage Operating AUM	Total GWh of energy storage systems in operation.
Managed Services Revenue	Includes (1) recurring revenue related to the operation and optimization of energy storage and hybrid portfolios managed by Stem and (2) Host Customer recurring and merchant revenues.